UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2021

GT Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-08092 (Commission File Number)	94-1620407 (IRS Employer Identification No.)

9350 Wilshire Blvd. Suite 203
Beverly Hills, CA 90212
Phone: (800) 304-9888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐ Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	GTBP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02. Unregistered Sales of Equity Securities.

On February 16, 2021, GT Biopharma, Inc. (the “Company”) completed a public offering of 4,945,000 shares of common stock for net proceeds of $24,551,700, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, which included the exercise in full of the underwriters’ over-allotment option on such date. As a result of the completion of such public offering and the successful listing of its shares of common stock on the Nasdaq Capital Markets, certain convertible notes with an aggregate principal amount of $32,269,375 and accrued interest of $5,489,486 mandatorily converted at a conversion rate of $3.40 per share into the right to receive 11,105,547 shares of the Company’s common stock or, if applicable due to certain beneficial ownership limitations, the common stock equivalent number of shares of Series K Preferred Stock as described in Item 5.03 of this report.

The issuance of the shares of common stock and/or shares of Series K Preferred Stock upon conversion of the convertible notes was made in reliance in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

As a result of the issuance of shares of common stock and warrants pursuant to the public offering and the mandatory conversion of the convertible notes as well as the conversion of certain settlement notes and pre-funded warrants previously reported, the Company’s pro forma outstanding shares of common stock and common stock equivalents as of the date of this report (assuming no issuance of shares of Series K Preferred Stock in lieu of common stock) would be as follows:

Shares of common stock outstanding before mandatory conversion of convertible notes	10,737,336
Shares of common stock issuable due to mandatory conversion of convertible notes (before application of beneficial ownership limitations)	11,105,547
Shares of common stock issuable upon conversion of Series C Preferred Stock	7
Shares of common stock issuable upon conversion of Series J-1 Preferred Stock	692,220
Shares of common stock issuable upon exercise of outstanding warrants	5,270,650
Total number of shares of common stock and common stock equivalents	27,805,760

After the Company determines the number of shares of Series K Preferred Stock due to beneficial ownership limitations, the Company intends to update this table in a current report on Form 8-K.

Item 5.03 Amendment to Articles of Incorporation.

On February 22, 2021, the Company filed a Certificate of Designation with the Office of the Secretary of State of the State of Delaware. The Certificate of Designation designated 115,000 shares of preferred stock as Series K Preferred Stock. The Series K Preferred Stock was created to satisfy the common stock equivalent share issuance requirements arising due to the mandatory conversion of certain convertible notes due to the beneficial ownership limitations contained in such convertible notes as described in Item 3.02 of this report.

Each share of Series K Preferred Stock is convertible at any time, at the option of the holder, into 100 shares of common stock of the Company, subject to adjustment for, among other things, stock dividends, stock splits, combinations, reclassifications of the Company’s capital stock and mergers or consolidations, and subject to a “beneficial ownership limitation” which prohibits conversion if such conversion would result in the holder being the beneficial owner of in excess of 9.99% of the Company’s common stock. Shares of Series K Preferred Stock have the same voting rights a shares of common stock, with the holders of the Series K Preferred Stock entitled to vote on an as-converted-to-common stock basis, subject to the “beneficial ownership limitation” described above, together with the holders of common stock on all matters presented to the Company’s stockholders. The Series K Preferred Stock are not entitled to any dividends (unless specifically declared by the Company’s Board of Directors), but will participate on an as-converted-to-common-stock basis in any dividends to the holders of common stock. In the event of dissolution, liquidation or winding up of the Company, the holders of Series K Preferred Stock will have a liquidation preference of $0.01 per share and thereafter be on parity with the holders of common stock and will participate, on a on an as-converted-to-common stock basis, in any distribution to holders of common stock

A copy of the Certificate of Designation detailing the rights and preferences of the Series K Preferred Stock is attached hereto as Exhibit 3.1. In the State of Delaware, the Certificate of Designation has the effect of amending the Certificate of Incorporation by adding to the Certificate of Incorporation the terms and conditions of the Designation and the stock designated.

Item 9.01 Exhibits.

Attached hereto as Exhibit 3.1 is a complete copy of the Certificate of Designation of Series K Preferred Stock.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT Biopharma, Inc.

Dated: February 22, 2021	By:	/s/ Michael Handelman
Michael Handelman
Chief Financial Officer